Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

System1, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered**	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Secondary Offering

Fees to Be Paid	Equity	Class A Common stock, par value $0.0001 per share (“Class A Common Stock”)	Rule 457(c)	19,262,548(1)	$14.71(2)	$283,255,768	0.0000927	$26,258

Fees to Be Paid	Warrants	Warrants to Purchase Class A Common Stock	Rule 457(c)	190,700(3)	$1.57(4)	$299,294	0.0000927	$28

Fees Previously Paid	Equity	Class A Common Stock	Rule 457(c)	87,245,513(1)	$9.99(7)	$872,018,902	0.0000927	$80,837

Fees Previously Paid	Warrants	Warrants to Purchase Class A Common Stock	Rule 457(g)	8,233,334(5)	$—	$—	0.0000927	$—(6)

Primary Offering

Fees Previously Paid	Equity	Class A Common Stock	Rule 457(g)	25,483,334	$11.50	$293,058,341	0.0000927	$27,167

	Total Offering Amounts					$1,448,632,305		$134,288

	Total Fees Previously Paid							$108,002

	Total Fee Offsets							$—

	Net Fee Due							$26,286

*	Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Company’s Registration Statement on Form S-1 to which this exhibit relates.
**

Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional number of shares of Class A Common Stock of System1, Inc. (the “Company”) issuable upon stock splits, stock dividends or other distributions, recapitalization or similar events with respect to the shares of Class A Common Stock and Warrants being registered pursuant to this registration statement.

(1)

The aggregate 106,508,061 shares of Class A Common Stock being registered pursuant to this registration statement consists of (a) 82,980,742 shares of Class A Common Stock, (b) 22,077,319 shares of Class A Common Stock issuable to certain unitholders of S1 Holdco upon the transfer or redemption of S1 Holdco Class B Units and (c) 1,450,000 shares of Class A Common Stock issuable upon the conversion of restricted stock units of the Company pursuant to the earnout provisions of the Business Combination Agreement.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $14.71, which is the average of the high and low prices of the Class A Common Stock on Nasdaq on March 30, 2022.

(3)	Consists of Public Warrants beneficially owned by directors and officers of the Company.

(4)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.57, which is the average of the high and low prices of the Public Warrants on Nasdaq on March 30, 2022.

(5)	Represents the resale of 8,233,334 Private Placement Warrants held by the Sponsors and certain affiliates of the Company.

(6)

In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of Class A Common Stock underlying the warrants, and no separate fee is payable for the warrants.

(7)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee previously paid, the proposed maximum offering price per share is $9.99, which is the average of the high and low prices of the Class A Common Stock on Nasdaq on February 2, 2022.

Table 2: Fee Offset Claims and Sources

N/A